Exhibit 10.01+

February 17, 2023

Michelle Clatterbuck
Intuit Inc.
2700 Coast Avenue
Mountain View, CA 94043

Dear Michelle,
On behalf of Intuit, I want to thank you for your many years of service to Intuit, including as CFO for the past five years. This letter outlines the planned transition of your role with Intuit.
On July 31, 2023, you will transition out of your role as Intuit’s Executive Vice President and Chief Financial Officer into a new role of Senior Finance Advisor. You will continue to be employed full time in this new role until July 31, 2024, when your employment will end, unless extended by mutual agreement between you and Intuit’s Chief Executive Officer. Once you transition to your new role, you will report to Laura Fennell and will have the duties, responsibilities and authorities assigned to you by that individual, or her successor.
During the remainder of your employment the following terms will be in effect:
Fiscal 2023 Compensation. For the remainder of the current fiscal year 2023, your base salary and target bonus opportunity will remain unchanged from the amounts previously approved by the Compensation and Organizational Development Committee.
Base Salary. Beginning on August 1, 2023, your annualized base salary, in your new role, will be $125,000, and will be paid in accordance with Intuit’s standard payroll procedures.
Annual Bonus. You will continue to be eligible to participate in Intuit’s Performance Incentive Plan (“IPI”). Beginning on August 1, 2023, in your new role, your target IPI incentive opportunity will be equal to 10% of your new base salary.
Long-Term Incentives. Your previously granted equity awards will remain outstanding and eligible to vest in accordance with the applicable plan documents and governing award agreements subject to your continued employment or service with Intuit. You will not receive new awards under Intuit’s equity incentive compensation programs.
Employee Benefits. You and your eligible dependents will continue to have the opportunity to participate in employee benefit plans offered generally to Intuit employees. In your new role, you will not be eligible to participate in the nonqualified deferred compensation program or the management stock purchase program for fiscal 2024 or beyond.
In exchange for your continued employment and associated compensation and benefits you will receive, you agree to sign the separation agreement attached as Exhibit A at the termination of your employment.
This letter supersedes the letter dated January 18, 2018, but all other terms of your employment remain subject to Intuit’s standard policies and procedures, including the “at-will” nature of your employment. The Employee Intellectual Property Assignment and Confidentiality Agreement you signed continues to remain in effect.

Please review these terms to make sure they are consistent with your understanding. If so, please sign and date below.

Sincerely,

INTUIT INC.

By:     /s/ Laura Fennell                        Date:     2/17/2023
Name:    Laura Fennell
Title: EVP, Chief People & Places Officer

Acknowledged and Agreed:

/s/ Michelle Clatterbuck                            Date:     2/17/2023
Michelle Clatterbuck

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